Exhibit 99.1

FOR IMMEDIATE RELEASE

Turtle Beach Reports Strong Third Quarter 2016 Results, Raises 2016 Revenue Outlook
San Diego, CA - November 10, 2016 - Turtle Beach Corporation (NASDAQ: HEAR), a leading audio technology company, reported financial results for the third quarter ended September 30, 2016.
Third Quarter Summary vs. Same Year-Ago Quarter:

▪	Net revenue increased 7% (8% in constant currency) to $38.4 million with new-gen headset sales up 41%.

▪
Including a charge related to the HyperSound restructuring, gross margin was 10.2% compared to 26.7%. Excluding the charge, gross margin increased 200 basis points to 28.7% with headset gross margin up 550 basis points to 33.3%.

▪
Including $0.81 per share in charges related to the HyperSound restructuring, net loss was $(44.8) million or $(0.91) per share, compared to a loss of $(15.9) million or $(0.38) per share. Excluding the charges, net loss in the third quarter of 2016 improved to $(4.7) million or $(0.10) per share.

▪	Consolidated adjusted EBITDA improved to $0.5 million compared to $(3.3) million, with headset adjusted EBITDA improving to $3.4 million compared to $0.3 million.

“The third quarter was yet again driven by strong gains in our new-gen headset portfolio, led by continued demand for our entry-level RECON series gaming headsets and initial sell-in of the STEALTH 520 wireless headset,” said Juergen Stark, CEO, Turtle Beach Corporation. “In fact, new-gen headset sales were up 41%, highlighting the continued strength of our portfolio, considering the year-ago quarter represented a significant new-gen sell-in period.

“Recent NPD data confirms that we continued to increase our market share. Year-to-date, the console market is up 17% on a unit basis, while Turtle Beach is up 26%. On a retail dollar basis, the market is up 12% and we are up 14%. Given this performance, as well as our entrance into two burgeoning new markets in Virtual Reality (VR) and Livestreaming with our STEALTH 350VR and STREAM MIC products, we believe we are well-positioned to capitalize on the upcoming holiday season with the most expansive portfolio in our history.

“In our HyperSound business, as previously disclosed, we have taken aggressive but necessary steps to align costs with our revenue. We are working to evolve HyperSound to a licensing business and currently have multiple conversations underway. Our goal remains to get the business to net cash burn breakeven by the end of the second quarter of 2017. Ultimately, we believe this reduction will further highlight the strength of our core headset results in 2017 and beyond.”

Third Quarter 2016 Financial Results

Net revenue in the third quarter increased 7% (8% in constant currency) to $38.4 million compared to $35.9 million in the year-ago quarter. The increase was attributable to a 7% increase in headset sales due to continued robust sell-through of the new-gen headset portfolio.

Including a $7.1 million charge for inventory reserves associated with the HyperSound restructuring, gross margin in the third quarter was 10.2% compared to 26.7% in the year-ago quarter. Excluding the reserves, consolidated gross margin increased 200 basis points to 28.7%. Gross margin in the headset segment increased 550 basis points to 33.3% as higher margin new-gen headsets contributed 92% of revenues in the third quarter, up from 70% during the same period in 2015.

Including an intangible asset impairment charge and certain reserves related to the HyperSound restructuring, operating expenses in the third quarter were $46.7 million compared to $15.3 million in the year-ago quarter. Excluding the impairment charge and reserves, operating expenses in the third quarter were reduced by 11% to $13.6 million due to continued cost management across the business.

Including the $0.65 per diluted share intangible asset impairment charge and $0.16 per diluted share HyperSound-related reserves, net loss in the third quarter was $(44.8) million or $(0.91) per diluted share, compared to a net loss of $(15.9) million or $(0.38) per diluted share in the year-ago quarter. Excluding the impairment charge and reserves, net loss in the third quarter of 2016 improved to $(4.7) million or $(0.10) per diluted share, compared to a loss of $(5.4) million or $(0.13) per diluted share in the year-ago quarter, which excluded a $0.25 per diluted share tax valuation allowance. The third quarter of 2016 included approximately 6.9 million incremental shares compared to the year ago quarter, primarily due to the February 2016 follow-on public offering of common stock and concurrent private placement.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) on a consolidated basis improved to $0.5 million compared to $(3.3) million in the year-ago quarter. The improvement was primarily driven by strong new-gen headset sales and successful business improvement initiatives. Adjusted EBITDA for the headset business improved to $3.4 million in the third quarter compared to $0.3 million in the year-ago quarter.

Balance Sheet Highlights

At September 30, 2016, the Company had approximately $3.3 million of cash and cash equivalents compared to $3.1 million at September 31, 2015. As a result of the Company’s $60 million revolving credit facility, Turtle Beach generally does not hold a large cash balance.

As of September 30, 2016, total outstanding debt principal was $59.9 million compared to $56.3 million at September 30, 2015.

HyperSound Strategic Options Exploration

In addition to exploring new, more consumer/retail-oriented sales channels for HyperSound Clear 500P and developing the Tinnitus capability for hearing healthcare professionals, the Company continues to evaluate HyperSound business model modifications. As such, the Company continues to work with Piper Jaffray & Co. in evaluating strategic alternatives.

Increased 2016 Outlook

As reported on September 26, actions have been taken to significantly reduce HyperSound operating expenses beginning in October and monthly net cash burn related to the HyperSound segment is expected to be below $350,000 by January 2017. Turtle Beach is targeting to be net cash burn breakeven with respect to its HyperSound segment by the end of the second quarter of 2017. The outlook provided below factors in these considerations and is based on a variety of business assumptions.

For the fourth quarter of 2016, Turtle Beach expects net revenue to range between $78-$86 million compared to $84.6 million in the fourth quarter of 2015. Adjusted EBITDA is expected to increase 31%-51% and range between $13-$15 million compared to $9.9 million in the fourth quarter of 2015. Net income for the fourth quarter is expected to range between $0.13-$0.17 per diluted share, compared to a net loss of $(1.09) per diluted share in the fourth quarter of 2015. The fourth quarter of 2015 included a $49.8 million goodwill impairment charge. Excluding this charge, net income in the fourth quarter of 2015 was $0.08 per diluted share.

For the full year 2016, Turtle Beach now expects net revenue to increase 4%-9% and range between $170-$178 million (up from $168-$178 million in its August 8, 2016 outlook) compared to $162.7 million in 2015. The Company now expects to generate $1.0-$3.0 million in consolidated adjusted EBITDA in 2016 (up from $0.5-$2.5 million in the August 8, 2016 outlook) compared to $(11.4) million in 2015. Net loss in 2016 is expected to range between $(1.87)-$(1.91) per diluted share based upon 48.6 million diluted shares outstanding, compared to a net loss of $(1.96) per diluted share in 2015. Excluding $1.45 per diluted share in year-to-date goodwill impairment charges and inventory reserves associated with the HyperSound restructuring, net loss is now expected to range between $(0.42)-$(0.46) per diluted share (up from $(0.45)-$(0.49) per diluted share in the August outlook). This would be comparable to a net loss in 2015 of $(24.6) million or $(0.58) per diluted share, which excludes a tax valuation expense and goodwill impairment.

With respect to the Company's adjusted EBITDA outlook for the fourth quarter and full year 2016, a reconciliation to its net loss outlook for the same periods has not been provided because of the variability, complexity and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net loss, including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net loss outlook for such periods is not available without unreasonable effort. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, November 10, 2016, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its third quarter 2016 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Date: Thursday, November 10, 2016
Time: 2:00 p.m. PT / 5:00 p.m. ET
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 3042340

Please dial-in 5-10 minutes prior to the start time of the conference call and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. PT on the same day through November 17, 2016.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 3042340

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months ended September 30, 2016 and 2015.

About Turtle Beach Corporation
Turtle Beach Corporation (http://corp.turtlebeach.com) designs innovative, market-leading audio products for the consumer, healthcare and commercial sectors. Under its award-winning Turtle Beach brand (www.turtlebeach.com), the Company has been the clear market share leader for the past five-plus years with its wide selection of acclaimed gaming headsets for use with Xbox One and PlayStation®4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in hearing healthcare, digital signage and kiosks and consumer electronics. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, the outcome of our HyperSound strategic review process and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

###

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	PR/Communications Director
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	September 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$3,277	$7,114
Accounts receivable, net	28,454	57,192
Inventories	45,493	26,146
Prepaid income taxes	260	260
Prepaid expenses and other current assets	6,002	4,191
Total Current Assets	83,486	94,903
Property and equipment, net	4,644	6,859
Goodwill	—	31,152
Intangible assets, net	1,805	37,956
Deferred income taxes	481	—
Other assets	1,418	1,590
Total Assets	$91,834	$172,460
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facilities	$26,299	$32,453
Term loan	4,814	4,814
Accounts payable	38,186	17,680
Other current liabilities	10,387	14,236
Total Current Liabilities	79,686	69,183
Term loan, long-term portion	8,633	12,174
Series B redeemable preferred stock	17,134	16,145
Deferred income taxes	—	4
Subordinated notes - related party	17,213	15,365
Other liabilities	2,778	2,937
Total Liabilities	125,444	115,808
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 shares authorized; 49,229,502 and 42,529,502 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	49	43
Additional paid-in capital	145,877	136,693
Retained earnings (accumulated deficit)	(179,001)	(79,618)
Accumulated other comprehensive loss	(535)	(466)
Total Stockholders' Equity	(33,610)	56,652
Total Liabilities and Stockholders' Equity	$91,834	$172,460

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net Revenue	$38,384	$35,887	$91,774	$78,188
Cost of Revenue	34,457	26,323	79,372	62,106
Gross Profit	3,927	9,564	12,402	16,082
Operating expenses:
Selling and marketing	7,016	7,142	19,737	21,849
Research and development	2,637	2,963	6,701	8,641
General and administrative	4,591	5,393	15,161	16,124
Goodwill and intangible asset impairment	32,084	—	63,236	—
Restructuring charges	339	(173)	564	336
Total operating expenses	46,667	15,325	105,399	46,950
Operating loss	(42,740)	(5,761)	(92,997)	(30,868)
Interest expense	1,866	1,540	5,331	3,158
Other non-operating expense, net	326	347	1,395	629
Loss before income tax expense (benefit)	(44,932)	(7,648)	(99,723)	(34,655)
Income tax expense (benefit)	(133)	8,232	(340)	1,716
Net loss	$(44,799)	$(15,880)	$(99,383)	$(36,371)

Net loss per share:
Basic	$(0.91)	$(0.38)	$(2.05)	$(0.86)
Diluted	$(0.91)	$(0.38)	$(2.05)	$(0.86)
Weighted average number of shares:
Basic	49,230	42,325	48,371	42,185
Diluted	49,230	42,325	48,371	42,185

Turtle Beach Corporation
Reconciliation of GAAP and Non-GAAP Measures
(in thousands, except per-share data)
(unaudited)
Table 3.

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net Income (Loss)
GAAP Net Income (Loss)	$(44,799)	$(15,880)	$(99,383)	$(36,371)

Goodwill and intangible asset impairment	32,084	—	63,236	—
Business transition charges (1)	8,049	—	8,049	—
Tax Valuation Allowance	—	10,478	—	2,314
Non-GAAP Earnings	(4,666)	(5,402)	(28,098)	(34,057)

Diluted Earnings Per Share
GAAP - Diluted	$(0.91)	$(0.38)	$(2.05)	$(0.86)

Goodwill and intangible asset impairment	$0.65	$—	$1.31	$—
Business transition charges	$0.16	$—	$0.17	$—
Tax Valuation Allowance	$—	$0.25	$—	$0.05
Non-GAAP - Diluted	$(0.10)	$(0.13)	$(0.57)	$(0.81)

(1) Includes inventory reserves, assets write-off and headcount reduction costs.

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 4.

	Three Months Ended
	September 30, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$38,384	$—	$—	$—	$—	$38,384
Cost of Revenue	34,457	(83)	(1,218)	(152)	(7,079)	25,925
Gross Profit	3,927	83	1,218	152	7,079	12,459

Operating Expense	46,667	(1,632)	(114)	(865)	(32,423)	11,633

Operating loss	(42,740)	1,715	1,332	1,017	39,502	826

Interest expense	1,866
Other non-operating expense, net	326					326

Loss before income tax expense (benefit)	(44,932)
Income tax expense (benefit)	(133)
Net loss	$(44,799)			Adjusted EBITDA		$500

	Nine Months Ended
	September 30, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$91,774	$—	$—	$—	$—	$91,774
Cost of Revenue	79,372	(420)	(3,660)	(398)	(7,079)	67,815
Gross Profit	12,402	420	3,660	398	7,079	23,959

Operating Expense	105,399	(3,765)	(368)	(2,824)	(63,800)	34,642

Operating loss	(92,997)	4,185	4,028	3,222	70,879	(10,683)

Interest expense	5,331
Other non-operating expense, net	1,395					1,395

Loss before income tax expense (benefit)	(99,723)
Income tax expense (benefit)	(340)
Net loss	$(99,383)			Adjusted EBITDA		$(12,078)

(1) Other includes goodwill and other intangible assets impairment, business transition costs and restructuring charges.

Table 4. (continued)

	Three Months Ended
	September 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$35,887	$—	$—	$—	$—	$35,887
Cost of Revenue	26,323	(325)	(28)	(185)	—	25,785
Gross Profit	9,564	325	28	185	—	10,102

Operating Expense	15,325	(1,142)	(205)	(1,068)	173	13,083

Operating loss	(5,761)	1,467	233	1,253	(173)	(2,981)

Interest expense	1,540
Other non-operating expense, net	347					347

Loss before income tax expense (benefit)	(7,648)
Income tax expense (benefit)	8,232
Net loss	$(15,880)			Adjusted EBITDA		$(3,328)

	Nine Months Ended
	September 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$78,188	$—	$—	$—	$—	$78,188
Cost of Revenue	62,106	(503)	(55)	(727)	—	60,821
Gross Profit	16,082	503	55	727	—	17,367

Operating Expense	46,950	(4,040)	(631)	(3,921)	(336)	38,022

Operating loss	(30,868)	4,543	686	4,648	336	(20,655)

Interest expense	3,158
Other non-operating expense, net	629					629

Loss before income tax expense (benefit)	(34,655)
Income tax expense (benefit)	1,716
Net loss	$(36,371)			Adjusted EBITDA		$(21,284)

(2) Other includes restructuring charges.